    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 23, 2000
                                                       REGISTRATION NO. 33
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                           HUDSON HOTELS CORPORATION

             (Exact name of registrant as specified in its charter)

           NEW YORK                                                                16-1312167
 (State or other jurisdiction   (Primary Standard Industrial Classification     (I.R.S. Employer
              of                               Code Number)                   Identification No.)
incorporation or organization)

                          E. ANTHONY WILSON, CHAIRMAN
                           HUDSON HOTELS CORPORATION
                            300 BAUSCH & LOMB PLACE
                              ROCHESTER, NY 14604
                                 (716) 454-3400

  (Address, including zip code, and telephone number, including area code, of registrant's
principal executive offices and name, address and telephone number of agent for service)

                           --------------------------

                                   COPIES TO:

                             ALAN S. LOCKWOOD, ESQ.
                              BOYLAN, BROWN, CODE,
                            VIGDOR & WILSON, L.L.P.
                               2400 CHASE SQUARE
                           ROCHESTER, NEW YORK 14604
                                 (716) 232-5300

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement

                           --------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                           PROPOSED MAXIMUM         PROPOSED
        TITLE OF EACH CLASS               AMOUNT TO         OFFERING PRICE      MAXIMUM AGGREGATE        AMOUNT OF
  OF SECURITIES TO BE REGISTERED        BE REGISTERED        PER SHARE(1)        OFFERING PRICE      REGISTRATION FEE
Common Stock, par value $.001 per
  share............................       1,666,667             $1.031             $1,718,750             $537.11

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c), on the basis of the average high and low prices of the Registrant Common Stock as reported on the Nasdaq National Market issues on August 22, 2000.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                  [LOGO TO COME]

PROSPECTUS

                           HUDSON HOTELS CORPORATION
                        1,666,667 Shares of Common Stock

    A single selling shareholder is offering to sell 1,666,667 shares of common stock of Hudson Hotels Corporation. Our company will not receive any of the proceeds from the sale of these shares. The selling shareholder may sell them at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The market price of the shares as of August 15, 2000 is $.9375 per share. We are not aware of any arrangements which the selling shareholder may have made with any underwriter or broker/dealer for the sale of the shares. You will find additional information about our company on page 3, and about the selling shareholder and method of sale on page 1.

    The NASDAQ Small Cap Market currently lists the common shares of Hudson Hotels Corporation under the symbol HUDSC under a temporary exception from its continuing listing requirements.

                            ------------------------

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                  * * * * * *

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                    This Prospectus is dated August 23, 2000

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by the Company are incorporated as of their respective dates in the Prospectus by reference:

    (a) The Company's Form 10-K for the fiscal year end December 31, 1999, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act");

    (b) The Company's Form 10-K/A, amending Form 10-K for the fiscal year ended December 31, 1999, filed April 25, 2000 pursuant to Section 13(a) of the Exchange Act;

    (c) The Company's Form 10-K/A, amending Form 10-K for the fiscal year ended December 31, 1999, filed April 28, 2000 pursuant to Section 13(a) of the Exchange Act;

    (d) All other reports, if any, filed by the Company pursuant to
       Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 1999; including

        (i) The Company's Form 10-Q for the period ended March 31, 2000;

        (ii) The Company's Form 10-Q for the period ended June 30, 2000:

       (iii) The Company's Form 8-K dated April 14, 2000;

        (iv) The Company's Form 8-K dated April 28, 2000;

        (v) The Company's Form 8-K dated May 24, 2000.

    (e) The description of the Company's Common Stock contained in the Registration Statement on Form S-18 filed with the Commission and declared effective on April 7, 1989, under Section 8 of the Securities Act, including any amendment or description filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the shares offered hereby, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

    The Company will provide each person, including any beneficial owner, to whom this prospectus is delivered, without charge, upon your written or oral request, a copy of any or all documents incorporated in this prospectus by reference (not including the exhibits to such documents unless such exhibits are incorporated by reference in such documents). You may call or write Ralph L. Peek, Vice President, Hudson Hotels Corporation, 300 Bausch & Lomb Place, Rochester, NY 14604, (716) 454-3400 to request such copies.

                                  OUR COMPANY

    Hudson Hotels Corporation was incorporated in New York State on June 5, 1987 under the name Microtel Franchise and Development Corporation to develop and franchise a national chain of economy limited service lodging facilities, using the service mark "MICROTEL-Registered Trademark-".

    On October 5, 1995, our Company sold to US Franchise Systems, Inc. ("USFS") the worldwide franchising and administration for the Microtel hotel chain. Following this sale, our Company ceased its franchising activities. Although the agreement was entitled Joint Venture Agreement, we structured the transaction as an outright sale of the Company's franchising rights.

    Following the sale of its franchising system, our Company has focused its efforts on developing, building and managing various hotel projects, including Microtel Inns. Also, during 1996, 1997 and 1998, we have pursued a significant expansion and development program. This program has included several acquisitions and the development of five Microtel Inns through a joint venture partnership.

    As of December 31, 1999, our company managed forty-seven hotel properties located primarily in the Northeast and Southeast United States. Our company owned twenty-five of these hotels. The properties range from super budget Microtel Inns to full-service hotels. We compete for management contracts with other hotel management companies.

    The Company's principal executive offices are located at 300 Bausch & Lomb Place, Rochester, NY 14604, and our telephone number is (716) 454-3400.

                              RECENT DEVELOPMENTS

    After the market closed on April 14, 2000, and after our Company had filed its Annual Report on Form 10-K for the year ended December 31, 1999 with the Securities and Exchange Commission, RHD Capital Ventures LLC, an affiliate of a large shareholder of the Company, purchased the Company's Mezzanine Loan, in the principal amount of $35,000,000, from Nomura Asset Capital Corporation, the holder thereof.

    On June 2, 2000, our Company entered into a Mezzanine Loan Restructuring Agreement with RHD, and also a Second Amended and Restated Mezzanine Note, a Second Amended and Restated Mezzanine Loan Agreement, and amendments to related documents. The Restructuring Agreement reduced the stated principal of the Mezzanine Loan from $35,000,000 to $25,000,000 (including offset of the $750,000 Note given by RHD to the Company as partial consideration for the warrant), reduced the stated interest rate to 6.53%, and fixed a maturity date of February 2, 2002. The security interest in our Company's assets was spread to cover the amounts which may become due under the Put and Call Agreement described below.

    On May 24, 2000, our Company sold to RHD Capital Ventures LLC for $1,000,000, a warrant to purchase 5,000,000 common shares of Company stock for a per share exercise price of $1.00. The warrant is exercisable at any time until May 23, 2005. RHD paid $250,000 in cash and delivered a note for the balance of the purchase price of $750,000. Upon exercise of the warrant, and if no other outstanding options or warrants have been exercised, RHD and its affiliates would own approximately 48% of the outstanding common stock of the Company.

    At the same time, our Company and RHD entered into a Put and Call Agreement, pursuant to which we have the right to purchase the warrants from RHD upon payment in full of any and all outstanding debt obligation to RHD, and RHD has the right to require the Company to repurchase the warrants upon repayment in full of all debt of the Company to RHD, or upon the occurrence of an event of default upon any debt from our Company to RHD. The purchase price for the repurchase of the warrants is calculated by a formula taking into account the amount of debt outstanding to RHD, a scheduled repayment amount, and the average market price of Hudson common stock, as related to a target stock price. The warrant purchase price increases over time. Our Company's financial statements currently show a liability, related to the repurchase of the Warrants, of $8,011,500.

    On April 13, 2000, our Company and Oppenheimer Convertible Securities Fund entered into an agreement in which Oppenheimer agreed to convert our 18.75% Convertible Subordinated Debenture due April 15, 2000 in the principal amount of $3,000,000 into 1,666,667 shares of Hudson's common stock, as permitted by the Debenture. We agreed to register the conversion shares for sale with the Securities and Exchange Commission. Those conversion shares are the subject of this registration statement.

    We have a promissory note outstanding to Equity Inns Partnership, L.P. in the original principal amount of $3,884,052.23, upon which we currently owe $2,634,052.23. During 1999, Hudson defaulted on payment of principal on the loan. On April 12, 2000, our Company and Equity Inns Partnership, L.P. entered into a Note Modification Agreement which extended the maturity of the loan until April 1, 2006 and requires payments of interest only until April 1, 2001, and amortizing payments thereafter. The Note

Modification Agreement became effective upon the purchase of the Mezzanine Loan by RHD Capital Ventures, and reinstates the loan in good standing.

    On April 28, 2000 our Company received notification from our auditors, PricewaterhouseCoopers, LLP, that they declined to stand for re-election as the Company's auditors for the year ending December 31, 2000. Following that notification, our Board of Directors of the Company, upon the recommendation of the Audit Committee, directed management to designate Bonadio & Co., LLP for appointment as the Company's principal accountants to audit the Company's financial statements for the year ending December 31, 2000.

    Hudson's Common Stock is currently listed on the Nasdaq Small Cap Market. To continue that listing, our Common Stock must maintain a closing bid price in excess of $1.00 per share. We were advised by Nasdaq on February 11, 2000 that our stock had failed to maintain a minimum bid price of $1.00 per share, and that it must be in compliance with the $1.00 minimum bid price requirement for a minimum of ten consecutive trading days immediately prior to May 11, 2000.

    We requested and were granted a hearing before a Nasdaq Listing Qualifications Panel on June 8, 2000, at which we presented our plan for compliance. On June 28, 2000, we supplemented our presentation by including the Board authorization for a proposed reverse stock split which would result in the issuance of one share of common stock for each three shares currently outstanding. To enable our Company to solicit the necessary shareholder approval, the NASDAQ hearing panel has granted us a temporary listing exception through September 18, 2000.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    SUBSTANTIAL DEBT. The Company has borrowed substantial amounts to acquire its properties, and for general working capital:

    - $25 million in senior debt

    - an aggregate of $85 million in mortgage debt

    - $3 million in other long-term debt

    - $8 million warrant repurchase obligation

    At June 30, 2000, our long-term indebtedness was $113,039,371 and we had a shareholders' investment of $3,841,037. Our Company's debt level could have important consequences to the holders of the Shares, including the following:

    - we may be unable to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

    - a substantial portion of our cash flow from operations must be used to pay interest on the debt, which reduces the funds available to the Company for other purposes;

    - our loan agreements contain certain restrictive financial and operating covenants;

    - the interest rate on some of our debt is variable, which would cause the Company to be vulnerable to increases in interest rates; the senior debt is secured by substantially all of our assets;

    - we may be unable to repay or refinance the principal balances of the various debts as they become due;

    - we are substantially more leveraged than certain of our competitors, which might place the Company at a competitive disadvantage;

    - we may be hindered in our ability to adjust rapidly to changing market conditions; and,

    - our substantial debt could make our Company more vulnerable in the event of a downturn in general economic conditions or its business.

    DEBT SERVICE. We must use a substantial portion of our cash flow to pay debt service. Our ability to pay principal and interest will be largely dependent upon our future performance. Many factors, some of which we cannot control, such as prevailing economic conditions, will affect our performance. We cannot assure you that our cash flow will cover required interest and principal payments.

    NO LIMITATION ON FUTURE DEBT. Our Certificate of Incorporation and By-laws do not limit the amount of indebtedness that we may incur. Subject to limitations in our debt instruments, we expect to incur additional debt in the future to finance acquisitions and development. Our Company's debt is, and will likely continue to be, secured by mortgages on our hotel properties, a general security interest in our other assets. We cannot assure you that we will be able to meet our debt service obligations; if we cannot, we may lose some or all of our assets to foreclosure.

    LIQUIDITY. Our principal sources of liquidity are existing cash balances and cash flow from operations. The Company may require additional capital to continue its operations. We may also extend payables or seek a line of credit to further increase liquidity. We cannot assure you that our Company will be successful in these efforts.

    COMPETITION IN THE LODGING INDUSTRY. The lodging industry is highly competitive. No single competitor or small number of competitors dominate the industry. The Company's hotel properties operate in areas that contain many competitors. Competition in the lodging industry is based generally on location, room rates and range and quality of services and guest amenities offered. Our properties compete directly against other national and regional chains of hotels in each geographical market in which our hotels are located. New or existing competitors could significantly lower rates or offer greater conveniences, services or amenities or significantly expand, improve or introduce new facilities in market in which the Hotels compete, thereby adversely affecting the Company's operations. We also compete with other regional and national hotel companies for development and management contracts.

    SEASONALITY. The lodging industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality causes quarterly fluctuations in our revenues. Events beyond our control, such as extreme weather conditions, economic factors and other considerations affecting travel, may also adversely affect quarterly earnings.

    FRANCHISE AGREEMENTS. We operate all but four of our hotel properties under existing franchise or license agreements. The franchise agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel. Those limitations may conflict with our philosophy of creating specific business plans tailored to each property and to each market. The franchise standards may change over time, and may restrict our ability to make improvements or modifications to a hotel without the consent of the franchisor. In addition, to comply with such standards we may incur significant expenses or capital expenditures. The Franchise Agreements covering the hotels expire or terminate, at various times and have differing remaining terms. To renew them, we maybe required to make substantial capital improvements to the hotel.

    DEPENDENCE ON KEY PERSONNEL. Our future success depends in large part on the continued service of E. Anthony Wilson, Chairman of the Board and Chief Executive Officer, as well as on our other key technical and management personnel. We also depend on our ability to continue to attract additional qualified employees to operate our hotel properties. The competition for such skilled personnel is intense and the loss of key employees could have a material adverse effect on the Company's results of operations.

    MAINTENANCE OF LISTING ON NASDAQ SMALL CAP MARKET. The NASDAQ Small Cap Market requires that our stock maintain a bid price of at least $1.00 for continued listing on that exchange. Our Company has been notified of our failure to maintain that minimum bid price. Our Board has approved a reverse stock split, in which our Company would issue one share of common stock for each three shares outstanding. Our shareholders must approve the proposed reverse stock split. We cannot assure you that the reverse stock split will maintain the bid price of our stock above $1.00. If the bid price falls below $1.00, NASDAQ will remove our common stock from its listing on the NASDAQ Small Cap Market, and list it on the OTC Bulletin Board. Our stock price and trading may be adversely affected by this change in listing.

    LIABILITY FOR OBLIGATIONS OF HUDSON HOTELS TRUST. In 1998, our Company was involved in an effort to establish Hudson Hotels Trust as a publicly-traded real estate investment trust. For reasons beyond our control, that effort was unsuccessful. Hudson Hotels Trust incurred significant expenses (in excess of $3 million) in that effort which it was unable to pay. Several of the creditors of Hudson Hotels Trust have sued our Company, claiming that we are liable for those expenses. One of those creditors has been granted a judgment against the Company in the amount of $280,000 plus interest. We intend to appeal that decision. We cannot assure you that we will be successful. If we are forced by the courts to pay the expenses of Hudson Hotels Trust, this will have a negative impact on our cash flow and our ability to pay for our own continued operations.

    VOLATILITY OF STOCK PRICE. Our Company's stock price has fluctuated significantly in the past, and such volatility may occur in the future.

    LACK OF DIVIDENDS. The Company has never paid dividends on its Common Stock and does not intend to pay any dividends on its Common Stock in the foreseeable future.

                                USE OF PROCEEDS

    The selling shareholder is offering for sale all of the shares being offered hereunder. The Company will incur certain expenses in connection with this offering; however, it will not receive any of the proceeds of the sale. All proceeds will go to the selling shareholder to be used for its own purposes.

                              SELLING SHAREHOLDER

    The selling shareholder, Oppenheimer Convertible Securities Fund, is selling all of the securities being offered hereunder. The selling shareholder has had no material relationship with the Company within the past three years, except as Holder of the Company's convertible subordinated debenture in the original principal amount of $7,500,000. To the best knowledge of the Company, the selling shareholder currently owns 1,666,667 shares of the Company's common stock, par value $.001, all of which are being offered hereunder. After the offering is complete, the selling shareholder will own no shares of the Company's common stock.

                              PLAN OF DISTRIBUTION

    The shares may be sold from time to time by the selling shareholder or by pledgees, donees, transferees or other successors in interest. Such sales may be made in any one or more transactions (which may involve block transactions) in the over-the-counter market, on NASDAQ, and any exchange in which the common shares may then be listed, or otherwise in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholder may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may sell the shares as agent or may purchase such shares as principal and resell them for their own account pursuant to this Prospectus. Any such participating broker-dealers may be deemed to be "underwriters" under the Securities Act. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholder and/or purchasers of shares from whom they may act as agent (which compensation may be in excess of customary commission).

    The Company has informed the selling shareholder that the anti-manipulative rules under the Securities Exchange Act of 1934 (Rules 10b-6 and 10b-7) may apply to their sales of shares in the Market. Also, the Company has informed the selling shareholder of the need for delivery of copies of the Prospectus in connection with any sale of securities registered hereunder in accordance with applicable prospectus delivery requirements.

    In connection with such sales, the selling shareholder and any participating brokers and dealers may be deemed to be "underwriters" as defined in the Securities Act. In addition, any of the shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

    In order to comply with certain state securities laws, if applicable, the common shares will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

                                 LEGAL MATTERS

    The law firm of Boylan, Brown, Code, Vigdor & Wilson, L.L.P., 2400 Chase Square, Rochester, New York 14604, will pass upon the legality of the shares of common Stock offered hereby will be passed upon for the Company and the selling shareholder. Alan S. Lockwood, Esq., a partner in the law firm of Boylan, Brown, Code, Vigdor & Wilson, L.L.P., is also a director and the corporate secretary of the Company.

                                    EXPERTS

    The consolidated financial statements as December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated by reference in this registration statement have been so included in reliance on the report of the PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    Our company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov.). Our company also maintains an Internet site at http://www.hudsonhotels.com.

    Our company lists its common stock on the NASDAQ National Market; you can inspect reports and other information concerning the company at the offices of NASD, 1735 K Street, N.W., Washington, D.C.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission, Washington, DC 20549, a registration statement on Form S-3 under the Act, with respect to the securities offered hereby. This prospectus, filed as a part of the registration statement, does not contain certain information set forth in or annexed as exhibits to the registration statement, as permitted by the Rules and Regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the Exhibits filed as part thereof, which may be inspected at the office of the Securities and Exchange Commission without charge, or copies thereof may be obtained therefrom upon payment of a fee prescribed by the Securities and Exchange Commission.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THE SELLING SHAREHOLDER IS NOT OFFERING TO SELL THE SHARES IN ANY JURISDICTION OR TO ANY PERSON IF SUCH OFFER OR SALE WOULD BE UNLAWFUL. THE FACTS AND CIRCUMSTANCES ABOUT OUR COMPANY WHICH ARE SET FORTH IN THIS DOCUMENT MAY CHANGE AFTER THE DATE OF THIS DOCUMENT.

                            ------------------------

                               TABLE OF CONTENTS

Recent Developments.....................    3
Risk Factors............................    4
Use Of Proceeds.........................    6
Selling Shareholder.....................    6
Plan Of Distribution....................    6
Legal Matters...........................    7
Experts.................................    7
Available Information...................    7
Incorporation Of Certain Documents By
  Reference.............................    7
Additional Information..................    7

                           HUDSON HOTELS CORPORATION

                        1,666,667 SHARES OF COMMON STOCK

                         OFFERING PRICE $.   PER SHARE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses, other than selling commissions, payable by the Registrant in connection with the sale of the shares being registered. All of the amounts shown are estimates, except for the registration fee and NASD filing fee.

Registration................................................  $   537.11
NASD filing.................................................         -0-
Blue Sky fees and expenses..................................         -0-
Legal fees and expenses.....................................  $ 5,000.00
Accounting fees and expenses................................  $ 5,000.00
Miscellaneous...............................................  $ 1,000.00
                                                              ----------
TOTAL.......................................................  $11,537.11

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Restated Certificate of Incorporation of the Registrant, filed November 25, 1988 (the "Restated Certificate"), provides in relevant part at paragraph 7, that

    Every officer or director hereafter made or threatened to be made a party to any action or proceeding by reason of the fact that he or his testator or intestate is or was a director or officer of this corporation or of any other corporation which he served in any capacity at the request of this corporation shall be indemnified against the reasonable expenses including attorneys' fees actually and necessarily incurred or paid by him in connection with the defense of any such action or proceeding or in connection with any appeal therein, provided that the director or officer be wholly successful on the merits or otherwise in the defense of the action or proceeding.

    Sections 721 through 726 of the Business Corporation Law of the State of New York (the "BCL") provide the statutory basis for the indemnification by a corporation of its officers and directors when such officers and directors have acted in good faith, for a purpose reasonably believed to be in the best interests of the corporation, and subject to specified limitations set forth in the BCL.

    The BCL was also amended in 1986 to allow corporations to provide for indemnification of corporate directors and officers on a broader basis than had previously been permissible. Pursuant to this statutory authority, and as authorized by Article V of the Registrant's By-Laws, directors and officers of the Registrant, and certain Registrant employees, have been availed of the broadest scope of permissible indemnification coverage consistent with the BCL changes.

    Article V of the Registrant's By-Laws provide as follows:

    5.1 INDEMNIFICATION. The Corporation shall indemnify (a) any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation and (b) any director or officer of the Corporation who served any other company in any capacity at the request of the Corporation, in the manner and to the maximum extent permitted by the Business Corporation Law of New York, as amended from time to time; and the Corporation may, in the discretion of the Board of Directors, indemnify all other corporate personnel to the extent permitted by laws.

    5.2  AUTHORIZATION.  The provisions for indemnification set forth in
Section 5.1 hereof shall not be deemed to be exclusive. The Corporation is hereby authorized to further indemnify its directors or officers in the manner and to the extent set forth in (i) a resolution of the shareholders, (ii) a resolution of the directors, or (iii) an agreement providing for such indemnification, so long as such indemnification shall not be expressly prohibited by the provisions of the Business Corporation Law of New York.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

    (a) THE FOLLOWING EXHIBITS ARE FILED AS PART OF THIS REGISTRATION STATEMENT:

   EXHIBIT NUMBER
---------------------
         4.1(1)         Specimen Common Stock Certificate
         5.1            Opinion of Boylan, Brown, Code, Vigdor & Wilson, L.L.P.
        23.1            Auditors' Consent--PricewaterhouseCoopers LLP
        23.2            Consent of Boylan, Brown, Code, Vigdor & Wilson is included in its Opinion filed as Exhibit 5.1
        24.1            Power of Attorney (included on page 18)

------------------------

(1) Previously filed as Exhibit 3.1 to the Company's Registration Statement on Form S-18, effective April 7, 1989 and incorporated herein by reference.

    The remaining schedules have been omitted, either because they are not applicable to the Registrant or because the information required has been shown in the Financial Statements or in the notes thereto without making such statement unclear or confusing.

ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, unit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed by the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

        (i) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant, Hudson Hotels Corporation, a corporation organized and existing under the laws of the State of New York certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on the 23rd day of August 2000.

                                                       HUDSON HOTELS CORPORATION

                                                       By:  /s/ E. ANTHONY WILSON
                                                            -----------------------------------------
                                                            E. Anthony Wilson, Chairman of the Board
                                                            and Chief Executive Officer, and Director

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints E. Anthony Wilson and Ralph L. Peek, or either of them, as true and lawful attorney-in-fact, with full power and authority to act as such without the other, and with full power of substitution, for him and in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the undersigned hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, shall do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                /s/ E. ANTHONY WILSON                  Chairman of the Board,
     -------------------------------------------         Chief Executive Officer,    August 23, 2000
                  E. Anthony Wilson                      and Director.

                  /s/ RALPH L. PEEK                    Vice President, Chief
     -------------------------------------------         Financial Officer and       August 23, 2000
                    Ralph L. Peek                        Director

                /s/ ALAN S. LOCKWOOD
     -------------------------------------------       Director                      August 23, 2000
                  Alan S. Lockwood

                 /s/ RICHARD C. FOX
     -------------------------------------------       Director                      August 23, 2000
                   Richard C. Fox

                    /s/ TED FILER
     -------------------------------------------       Director                      August 23, 2000
                      Ted Filer